Exhibit 2

                   AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into as of April 2, 1996 by and between Amdahl Corporation ("Amdahl"), a Delaware corporation, Amdahl Acquisition Corporation, a Delaware corporation ("Newco"), Trecom Business Systems, Inc., a Delaware corporation ("Trecom") and the stockholders of Trecom whose names appear on the signature page hereof ("Stockholders).

A. The Board of Directors of Amdahl has approved, and the Board of Directors of Trecom has approved and deemed it advisable and in the best interests of Trecom and its stockholders to consummate, the acquisition of Trecom by Amdahl by means of a merger (the "Merger") of Newco with and into Trecom, wherein each issued and outstanding share of Common Stock or Class A Non-Voting Stock of Trecom (together the "Trecom Stock") not owned directly or indirectly by Amdahl, Newco or any direct or indirect wholly-owned subsidiary of Amdahl, except shares of Trecom Stock held by holders who comply with the provisions of the Delaware law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Trecom Stock, will be converted into the right to receive $102.98 per share, in cash, without interest, plus up to an additional $1.57 per share in cash, without interest, in the event that Trecom achieves certain financial goals in the one year period following the Closing Date (as hereinafter defined).

B. Trecom, the Stockholders, Amdahl and Newco desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Newco shall be merged with and into Trecom at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Newco shall cease and Trecom shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

     1.1 Effective Time. The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL is accepted for filing by the Secretary of State of the State of Delaware (the "Secretary of State"). When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable after the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Sections 7 (Conditions to Obligations of Trecom and the Stockholders) and 8 (Conditions to the Obligations of Amdahl and Newco) shall be fulfilled or waived in accordance herewith; provided that the Certificate of Merger shall not be filed prior to April 1, 1996.

     1.2 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     1.3 Governing Documents. The Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be amended by the Certificate of Merger to change the name of Newco to "Trecom Business Systems, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of Newco shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.4 Directors and Officers. The directors and officers of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors and officers (holding the same titles and positions) of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.5 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the principal offices of Amdahl Corporation located at 1250 East Arques Avenue, Sunnyvale, California at 10:00 p.m. local time, as soon as practicable after, but no later than the first business day following, the Effective Time, or at such other time, date or place as Trecom and Amdahl may agree. The date on which such Closing occurs is hereinafter referred to as the "Closing Date".

2.   Effect of the Merger on Securities of Trecom and Newco.

     2.1 Newco Stock. At the Effective Time, each share of the common stock of Newco outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable, issued and outstanding share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

     2.2  Trecom Common and Class A Non-Voting Stock.

          2.2.1 Conversion of Outstanding Trecom Stock. Subject to the provisions of this Section 2.2 (Trecom Common and Class A Non-Voting Stock), at the Effective Time, each issued and outstanding share of Trecom Stock shall be converted into a right to receive $102.98 in cash (payable in installments as set forth in Section
          2.2.3 (Surrender of Certificates; Payment of Merger Consideration), without interest, plus a contingent right to receive up to an additional $1.57 per share, in cash, without interest, in the event that Trecom achieves those financial goals identified on Exhibit A attached hereto in the one year period following the Closing Date (taken together, the "Merger Consideration"). All such shares of Trecom Stock, when so converted, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Trecom Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          2.2.2 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary shares of Trecom Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Trecom Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and the holders of such shares of Trecom Stock will be entitled to receive payment of the appraised value of such shares of Trecom Stock in accordance with the provisions of such Section 262 unless and until such holders shall fail to perfect or shall effectively withdraw or shall have lost their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Trecom Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Trecom will give Amdahl prompt notice of any demands received by Trecom for appraisals of shares of Trecom Stock. Trecom shall not, except with the prior written consent of Amdahl, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          2.2.3     Surrender of Certificates; Payment of Merger
          Consideration.

               a. Prior to the Effective Time, Amdahl shall appoint a bank or trust company to act as paying agent hereunder, bank or trust company which shall be reasonably acceptable to Trecom (the "Paying Agent") for the payment of the Merger Consideration. All fees and expenses of the Paying Agent shall be borne by Amdahl

               b. Amdahl shall take all steps necessary to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

               C. The Paying Agent shall mail to each holder of record of Trecom Stock (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other reasonable provisions as Amdahl shall specify, which shall not be inconsistent with the terms of this Agreement), and (b) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. After the Effective Time and after surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Paying Agent, the Merger Consideration owed to such holder of such Certificate shall be paid by the Paying Agent as follows: (i) $51.85 per share will, at Amdahl's option, be sent by wire transfer per such holder's instructions on the Closing date or will be otherwise available at the Closing and, if not claimed at the Closing, mailed to such holder via U.S. mail, overnight delivery service, or personal delivery, at Amdahl's option, to the address shown on Trecom's stockholder list (or such other address requested by such stockholder in writing to Amdahl), (ii) $51.13 per share will, at Amdahl's option, be sent by wire transfer per such holder's instructions or mailed to such holder via U.S. mail, overnight delivery service, or personal delivery, at Amdahl's option, to the address shown on Trecom's stockholder list (or such other address requested by such stockholder in writing to Amdahl) on the first anniversary date of the Closing Date and
                    (iii) up to $1.57 per share will, at Amdahl's option, be sent by wire transfer per such holder's instructions or mailed within the earlier of: (A) five (5) business days following the availability of financial data covering the one year period ending March 31, 1997 or (B) May 1, 1997, subject to the satisfaction of certain conditions as set forth on Exhibit A hereto. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration, into which the shares of Trecom Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.1 (Conversion of Outstanding Trecom Stock). The parties acknowledge and understand that notwithstanding the provisions of this
                    Section 2.2.3, for tax purposes the character of the payment made by Amdahl to Trecom stockholders pursuant to subsections (ii) and
                    (iii) above will be determined in accordance with the requirements of Internal Revenue Code Section 453A.

          2.2.4 Additional Rules for Payment. Amdahl shall have the right to make reasonable additional rules, not inconsistent with the terms of this Agreement, governing the payment of cash for shares of Trecom Stock converted into the right to receive the Merger Consideration.

          2.2.5 Abandoned Property. None of Amdahl, Trecom, Newco or the Surviving Corporation or any other person shall be liable to any former holder of shares of Trecom Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          2.2.6 Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Amdahl, the posting by such person of a bond in such reasonable amount as Amdahl may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement will be issued in exchange therefor.

          2.2.7 Closing of Transfer Books. At or after the Effective Time, there shall be no transfers on the stock transfer books of Trecom of the shares of Trecom Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.

          2.2.8 No Further Ownership Rights in Trecom Stock. From and after the Effective Time, the holders of shares of Trecom Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Trecom Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Trecom Stock.

3. Representations and Warranties of Trecom and The Principal Stockholders. Trecom and Francis J. Casagrande, Emanuel Arturi and S. Russell Powell (the "Principal Stockholders") hereby jointly and severally represent and warrant that, except as set forth on the Schedule of Exceptions delivered to Amdahl herewith as Schedule 3.0 (whenever a representation or warranty made in this Section 3 is limited to "the knowledge of Trecom or the Principal Stockholders," "Trecom's or the Principal Stockholders' knowledge" or other words having similar effect, knowledge shall mean the actual knowledge of any individual Principal Stockholder or the Chairman of the Board, the President, any corporate Vice President, or any of the four divisional Presidents of Trecom after due inquiry of the responsible officers or employees within Trecom.):

     3.1 Corporate Organization and Good Standing. Trecom is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, has the corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified would reasonably be expected to have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

     3.2  Power and Authority and Validity.

          3.2.1 Trecom and each of the Principal Stockholders has the right, power and authority to enter into and perform its obligations under this Agreement. Trecom's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Trecom, subject to approval of the Merger by the holders of the Common Stock of Trecom.

          3.2.2 No filing, authorization or approval with or by any governmental entity, is necessary to enable Trecom and the Principal Stockholders to enter into, and to perform their respective obligations under, this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Trecom is qualified to do business, (ii) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (iii) such filings and approvals as may be required by applicable state securities laws or state takeover laws or (iv) such other authorizations and approvals with or by any governmental entity, the failure to make or obtain which would not have a material adverse effect on the ability of Trecom, Amdahl or Newco to consummate the transactions contemplated hereby.

          3.2.3 This Agreement has been duly executed and delivered by Trecom and the Principal Stockholders and is the valid and binding obligation of Trecom and the Principal Stockholders, enforceable against Trecom and the Principal Stockholders in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3. Capitalization.

          3.3.1 The authorized capital stock of Trecom consists of 1,500,000 shares of Common Stock, $.01 par value, of which 520,000 shares are issued and outstanding and 1,500,000 shares of Class A Non-Voting Stock, $.01 par value, of which 755,549 shares are issued and outstanding.

          3.3.2. All issued and outstanding shares of stock of Trecom have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by Trecom in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. There are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of the authorized but unissued capital stock of Trecom or any securities convertible into or exchangeable for shares of stock of Trecom or obligating Trecom to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the outstanding securities of Trecom. Trecom is not under any obligation to register under the Securities Act of 1933, as amended (the "Securities Act") any of its presently outstanding securities or any securities that may be subsequently issued.

     3.4 Subsidiaries. Trecom does not have any subsidiaries or any ownership interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     3.5 No Violation of Certificate, Bylaws or Existing Agreements. Neither the execution and delivery of this Agreement by Trecom and the Principal Stockholders nor the performance by Trecom and the Principal Stockholders of their respective obligations pursuant hereto, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of
     (a) any provision of the Certificate of Incorporation or Bylaws of Trecom, as currently in effect, (b) any instrument, license or contract to which any Principal Stockholder or Trecom is a party or by which any Principal Stockholder or Trecom is bound, except for such violations which in the aggregate would not be material to any party thereto or (c) subject to obtaining the filing, authorizations and approvals referred to in subsection 3.2.2, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to any Principal Stockholder, Trecom or their respective assets or properties, except for such violations which in the aggregate would not be material to such Principal Stockholder or Trecom, as the case may be. The consummation of the transaction contemplated hereby will not require the consent of any third party, except for such consents, the failure of which to obtain, would not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom and which would not have a material adverse effect on the ability of Trecom, or the Stockholders to consummate the transactions contemplated hereby.

     3.6 Litigation. There is no action, proceeding, claim or investigation pending against any Principal Stockholder, Trecom, or any of Trecom's officers or directors (in their capacities as such) before any court or administrative agency that, if determined adversely to such Principal Stockholder, Trecom, or Trecom officer or director may reasonably be expected to have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom or seeks to prevent or enjoin any of the transactions contemplated hereby, nor, to Trecom's or the Principal Stockholders' knowledge, has any such action, proceeding, claim or investigation been threatened, nor does Trecom or any Principal Stockholder have a reasonable belief that there is any basis therefor. Amdahl and Newco acknowledge that no representation or warranty is made by Trecom or the Principal Stockholders in this Agreement with respect to any claims by employees, consultants or agents of Trecom arising out of or relating to repetitive stress injuries, CRT radiation or similar workplace injuries generally affecting individuals working in Trecom's industry.

     3.7. Taxes. Trecom has (i) filed in a timely manner all federal, state, local and foreign tax returns required to be filed, which returns correctly reflect in all material respects the tax liabilities required to be reflected thereon, except if such failure to timely file such return would not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom (ii) timely paid all taxes required to be paid in respect of all periods for which returns have been filed, except for the payment of taxes, the nonpayment of which would not have a material adverse effect on the business, operations or prospects of Trecom (iii) established in accordance with its normal accounting policies and procedures adequate aggregate accruals or reserves for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recently filed tax returns, (iv) made all necessary estimated tax payments, except if the nonpayment thereof would not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom and (v) no material liability for taxes in excess of the amount so paid
     or accruals or reserves so established.    To the knowledge
     of Trecom and the Principal Stockholders, no deficiencies for any tax have been threatened claimed, proposed or assessed. Trecom has never been a member of an affiliated group filing consolidated returns. For the purposes of this Agreement the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, or other similar governmental charges (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties and additions to tax.

     3.8 Trecom Company Financial Statements. Trecom has delivered to Amdahl as Exhibit 3.8 the audited balance sheets of Trecom as of December 31, 1993, 1994 and 1995 together with the notes thereto (the latter referred to as the "1995 Balance Sheet"), income statement and statement of cash flows for the years then ended together with the notes thereto (collectively the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of Trecom, (b) fairly present the financial condition of Trecom at the date therein indicated and the results of operations for the period therein specified and
     (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Trecom has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, except for (i) those set forth or adequately provided for in the 1995 Balance Sheet (ii) contractual obligations and (iii) those that may have been incurred after the date of the Financial Statements in the ordinary course of business, consistent with past practice and that are not material in amount either individually or collectively.

     3.9 Certain Material Agreements. As of the date of execution of this Agreement, Trecom is not a party or subject to any of the following oral or written agreements:

          (a) Contract providing for payments by or to Trecom in an aggregate amount of $2 million or more;

          (b) Any employment or severance agreement with any director, officer or other employee of Trecom;

          (c) License agreement as licensor or licensee (except for non-exclusive shrink-wrap software licenses granted from a third party to Trecom in the ordinary course of business);

          (d) Agreement for the purchase, sale or lease of real property;

          (e) Agreement for the purchase, sale or lease of personal property requiring payments by or to Trecom in an aggregate amount of $500,000 or more;

          (f) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

          (g) Instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; or

          (h)  Contract containing covenants purporting to limit
     Trecom's freedom to compete in any line of business in any geographic area.

          All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in the Schedule of Exceptions identified to this Section 3.9 (herein, collectively, the "Material Agreements") are valid, binding, in full force and effect, and enforceable against the other party thereto in all material respects in accordance with their terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Trecom is not, nor, to the knowledge of Trecom or the Principal Stockholders, is any other party thereto, in breach or default under the terms of the Material Agreements, which breach or default may reasonably be expected to have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom. The closing of the transaction contemplated by this Agreement will not entitle any third party to terminate any Material Agreement or otherwise modify or affect Trecom's or such third party's rights and obligations thereunder.

     3.10 Title to Assets. Trecom has good title to all of its assets as shown on the 1995 Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable) except such liens, charges, restrictions and encumbrances, the existence of which would not, individually or in the aggregate, have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom. All machinery, equipment, tools and other personal property included in such properties is in good condition and repair, normal wear and tear excepted, except for such failures to maintain or repair that individually or in the aggregate would not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom and all leases of real or personal property to which Trecom is a party are fully effective except such leases of personal property, the non-effectiveness of which would not, individually or the aggregate, have a material adverse effect on the current or ongoing business, operation or financial condition of Trecom, and, subject to the terms thereof, afford Trecom peaceful and undisturbed possession of the subject matter of the lease. During the five-year period prior to the date of this Agreement, Trecom has not received any written notice that it is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, the violation of which would have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom. Schedule 3.10 identifies each parcel of real property owned or leased by Trecom.

     3.11 Absence of Certain Changes. To the knowledge of Trecom and the Principal Stockholders, since the date of the 1995
     Balance Sheet, there has not been with respect to Trecom:

          (a) any change in the financial condition, properties, assets, liabilities, business, prospects or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has a material adverse effect thereon or which change has not resulted from factors generally effecting Trecom's industry or from general economic conditions;

          (b) any material change in any method of accounting or accounting practice of Trecom;

          (c)  any change to Trecom's certificate of
     incorporation or bylaws;

          (d) any notes or accounts receivable or portions thereof, which are material individually or in the aggregate, written off as uncollectible;

          (e) any contingent liability incurred thereby as guarantor (other than indemnification provisions included in customer contracts in the ordinary course of business consistent with past practices) with respect to the obligations of others, other than contingent liabilities which individually or in the aggregate would not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom;

          (f) any mortgage, encumbrance or lien placed (and not created by operation of law) on any of the properties thereof;

          (g) any obligation or liability of Trecom to pay a third party in excess of $500,000 individually or in the aggregate incurred thereby;

          (h) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business, except such transactions that would not, individually or in the aggregate, have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom;

          (i) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the properties, assets or business of Trecom;

          (j) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof; any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

          (k) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, any bonus payment or arrangement made to or with any of such officers, employees or agents other than in the ordinary course of business, or any change in any compensation (except for normal salary increases consistent with past practices not to exceed $10,000 per person per year) or benefit plan;

          (l) any change with respect to the management, supervisory thereof or other key personnel thereof with an annual base salary of $100,000 or more;

          (m) any payment of a liability, discharge of a lien relating to a liability or obligation in excess of $500,000, which lien or liability was not either shown on the 1995 Balance Sheet or incurred or created in the ordinary course of business thereafter; or

          (n) any obligation or liability incurred thereby to any of its officers, directors or stockholders, or any loans or advances made thereby to any of its officers, directors or stockholders, except normal compensation and expense allowances payable to officers.

     3.12 Intellectual Property. Except for and subject to such exceptions as will not, individually or in the aggregate, have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom, (i) Trecom owns, or has the right to use, sell or license all material Intellectual Property Rights (as defined below) reasonably required for the conduct of its business as presently conducted or reasonably anticipated to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Trecom IP Rights") and such rights to use, sell or license are reasonably sufficient for such conduct of its business as presently conducted and as reasonably anticipated to be conducted, (ii) none of the current activities of Trecom impermissibly infringes upon or otherwise violates any Intellectual Property Rights owned by any other person, and
     (iii) no person is challenging the existence of, or impermissibly infringing upon, any Trecom IP Right. There are no royalties, honoraria, fees or other payments payable by Trecom to any person by reason of the ownership, use, license, sale or disposition of the Trecom IP Rights (other than as set forth in the Trecom IP Rights Agreements listed in Schedule 3.12(a)). Trecom has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Trecom IP Rights. All officers, employees and consultants of Trecom have executed and delivered to Trecom an agreement regarding the protection of proprietary information and the assignment to Trecom (or to a Trecom customer to the extent that Trecom has similarly assigned rights to such customer) of all Intellectual Property Rights arising from the services performed for Trecom. Schedule 3.12(b) contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Trecom to perfect or protect its interest in Trecom IP Rights, including, without limitation, all patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean patents, patent applications, patent rights, copyrights, copyright applications, trademarks, trademark applications, trade names, service marks, service mark licenses, trade secrets, including customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     3.13 Compliance with Laws. Trecom has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations and rules (collectively, "Applicable Laws"), excluding all Applicable Laws relating to environmental protection, ERISA, as hereinafter defined, and Taxes, with respect to which the Principal Stockholders make certain representations elsewhere in this Agreement, and all orders, writs, injunctions, awards, judgments and decrees applicable to it or to the assets properties and business thereof, the violation of which would have a material adverse effect upon the current or ongoing business, operations or financial condition of Trecom. Trecom has received and maintained all permits and approvals from, and has made all filings with, all government agencies and authorities, that are reasonably necessary in connection with its present business, except where the failure to have obtained and maintained any permit or approval or to have made any filing would not reasonably be expected to have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

     3.14 Employees; ERISA and Other Compliance.

          3.14.1. Except as set forth in Schedule 3.14.1, Trecom does not have any written employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). No outstanding loan by Trecom to any person currently or formerly in the employ or service of Trecom is in an amount in excess of $65,000, and all such outstanding loans do not exceed $250,000 in the aggregate.

          3.14.2 Schedule 3.14.2 identifies (i) each "employee benefit plan," as defined Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits ( excluding any employment agreements entered into between Trecom and any employee thereof and disclosed on the Schedule of Exceptions, workers' compensation, unemployment compensation and other government-mandated programs); and (iii) all other severance or similar contracts, arrangements (written or oral) providing for insurance coverage (including self-insurance arrangements), vacation benefits, severance benefits, hospitalization benefits, medical, dental and vision care benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance compensation or benefits for employees, consultants or directors entered into, concurrently maintained or maintained within the last 3 years, contributed to or entered into by Trecom under which Trecom or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Trecom Employee Plans"). For purposes of this Section, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
          (C) an "affiliated service group," as defined in
          Section 414(m) of the Code, or treasury regulations promulgated under Section 414(i) of the Code, any of which includes Trecom. Copies of all Trecom Employee Plans (and, if applicable, related trust agreements and insurance contracts) and all amendments thereto and written interpretations thereof (including summary plan descriptions) and the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Trecom Employee Plan have been delivered to Amdahl. All Trecom Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Trecom Pension Plans"), are identified as such in Schedule 3.14.2. All contributions due from Trecom with respect to any of the Trecom Employee Plans have been made as required under ERISA or have been accrued on Trecom's financial statements as of December 31, 1995. Each Trecom Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Trecom Employee Plans. With respect to each Trecom Employee Plan subject to ERISA, Trecom has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Trecom Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Trecom or the Principal Stockholders, is threatened, against or with respect to any such Trecom Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor.

          3.14.3 No Trecom Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Trecom Pension Plans are subject to Title IV of ERISA or Section 412 of the Code. No "prohibited transaction," as defined in Section 406 of ERISA or
          Section 4975 of the Code, has occurred with respect to any Trecom Employee Plan which is covered by Title I of ERISA which would result in a liability in excess of $500,000 to Trecom, taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Trecom Employee Plan has or will make Trecom or any officer or director of a Trecom Company subject to any liability in excess of $500,000 under Title I of ERISA or liable for any tax or penalty pursuant to Section 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA in excess of $100,000.

          3.14.4 Any Trecom Pension Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or Trecom has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Trecom has also furnished Amdahl with the most recent Internal Revenue Service determination letter issued with respect to each such Trecom Pension Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Trecom Pension Plan subject to Code Section 401(a).

          3.14.5. There has been no amendment to, written interpretation or announcement (whether or not written) by Trecom relating to, or change in employee participation or coverage under, any Trecom Employee Plan that would increase by more than $100,000 per year the expense of maintaining such Trecom Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1995.

          3.14.6. Trecom has provided, or will have provided prior to the Closing, to individuals entitled thereto all notices and coverage required to have been provided as of such date pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, except such failures to provide notices and coverage that would, individually or in the aggregate, not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom and no tax in excess of $100,000 payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Trecom. Trecom has complied with all applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, except for such failures to comply that would not individually or in the aggregate, have a material adverse effect on the current or ongoing business. operations or financial condition of Trecom.

          3.14.7 No benefit payable or which may become payable by Trecom pursuant to any Trecom Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of
          Section 280G of the Code.

          3.14.8. Trecom is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, except where the failure to comply would not reasonably be expected to have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

          3.14.9. To the knowledge of Trecom and the Principal Stockholders, no employee of Trecom is in violation of any term of any employment contract, patent or confidential information disclosure agreement, noncompetition agreement, or any other similar contract or agreement with Trecom, or any restrictive covenant relating to the right of any such employee to be employed by Trecom or to use trade secrets or proprietary information of others, except such violations which individually or in the aggregate would not have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

          3.14.10.  A list of employees, officers and
          consultants, as of December 31, 1995 and their current salary as of December 31, 1995 has been delivered to Amdahl.

          3.14.11. Trecom is not a party to any (a) agreement with any executive officer or other key employee thereof the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Trecom in the nature of the transaction contemplated by this Agreement, or (b) plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be accelerated, by the occurrence of the transaction contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transaction contemplated by this Agreement. The closing of the transaction contemplated by this Agreement will not entitle any current or former employee or other service provider of Trecom or any other ERISA Affiliate to severance benefits or any other payment except as set forth in this Agreement.

     3.15 Corporate Documents. Trecom and the Principal Stockholders have made available to Amdahl for examination all documents and information listed in the Schedule of Exceptions or other schedules or exhibits called for by this Agreement or which have otherwise been requested by Amdahl or its legal counsel, including, without limitation, the following: (a) copies of the Certificate of Incorporation and Bylaws of Trecom as currently in effect; (b) the minute books of Trecom containing all records of all proceedings, consents, actions and meetings of the stockholders, the board of directors and any committees thereof; (c) the stock ledger and journal of Trecom reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Trecom, or any securities of Trecom, and all applications for such permits, orders, and consents and has afforded to Amdahl complete access to its properties, assets, officers and documents.

     3.16. No Brokers. Neither the Principal Stockholders nor Trecom is obligated for the payment of fees or expenses of any investment banker (other than Trecom's obligation to J.P. Morgan Securities, Inc. as set forth in the engagement letter attached as Exhibit 3.16), broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated hereby.

     3.17. Insurance. Trecom maintains and at all times during the prior three years has maintained fire and casualty, general liability, business interruption, and product liability insurance in at least the amounts set forth on Schedule 3.17, which coverage is in effect as of the Closing Date.

     3.18.     Environmental Matters.

          3.18.1. To the knowledge of Trecom and the Principal Stockholders there have been no and Trecom has not received written notice of any, presence, disposals or releases of Hazardous Materials (as defined below) on, from or under any of the properties or facilities currently or formerly leased or occupied by Trecom, the clean up or remediation of which is required by Trecom under any environmental laws. For purposes of this Agreement, the terms "disposal", "release" and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA"). For the purposes of this Section, "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i)
          CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.;
          (iii) the Hazardous Materials Transportation Act, 49
          U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C.
          Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

          3.18.2. To the knowledge of Trecom and the Principal Stockholders none of, and Trecom has not received written notice that, the properties or facilities of Trecom is in violation of any applicable federal, state or local law, ordinance, regulation (including permit requirements) or order relating to the industrial hygiene or environmental conditions on, under or about such properties or facilities, including but not limited to, soil and ground water condition. To the knowledge of Trecom and the Stockholders during the time that Trecom has owned or leased its respective properties and facilities, neither Trecom nor any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials except of such use, generation, manufacture or storage would not reasonably be expected to have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

          3.18.3. To the knowledge of Trecom and the Principal Stockholders during the time that Trecom has leased its properties and facilities, there has been no written claim made or litigation, proceeding or administrative action brought or threatened against Trecom, or any settlement reached by Trecom with, any party or parties alleging or involving the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises which, in the case of claims, litigation, proceedings and administrative actions, if adversely determined would have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

     3.19. Certain Transactions and Agreements. To the knowledge of Trecom or the Principal Stockholders, none of the officers or directors of Trecom, nor any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of Trecom, has any direct or indirect ownership interest in any firm or corporation that competes with Trecom (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of such persons is directly or indirectly interested in any contract or informal arrangement with Trecom, except for normal compensation (including benefits and other arrangements) for services as an officer, director or employee thereof. None of such persons has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or any trade secrets, used in or pertaining to the business of Trecom, except for such interests that would not individually or in the aggregate have a material adverse effect on the current or ongoing business, operations or financial condition of Trecom.

     3.20. Material Misstatements or Omissions. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Trecom or any Principal Stockholder under this Agreement, taken together, contains (or when furnished will contain) any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     3.21. Representations Exclusive. Except for the representations and warranties contained herein and the representations and warranties given or made by Trecom or the Principal Stockholders in any exhibit or schedule hereto, any officers certificate, the list of officers employees, officers and consultants delivered pursuant to
     Section 3.14.10 or the Schedule of Exceptions delivered by or on behalf of Trecom or the Principal Stockholders pursuant hereto, none of Trecom or the Principal Stockholders makes any representation or warranty express or implied on behalf of Trecom or any Principal Stockholder or their respective businesses or assets.

     3.22. Opinion of Financial Advisor. Prior to Closing, Trecom shall have received the opinion of J.P. Morgan Securities, Inc. to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Trecom Stock is fair from a financial point of view to such holders.

     3.23. Not Aware of Inaccuracy in Amdahl or Newco Representations or Warranties. Trecom and the Stockholders are not aware of any inaccuracy in the representations and warranties given or made, or as of the Closing Date any breach of covenant or inaccuracy in the representations and warranties given or made, by Amdahl or Newco herein or in any exhibit or schedule hereto, or any officers certificate delivered by or on behalf of Amdahl or Newco pursuant hereto that would cause Trecom or any Stockholder to exercise its right under Section 7.1 (Conditions to Obligations of Trecom and the Stockholders: Accuracy of Representations and Warranties) to terminate this Agreement and abandon the Merger.

4. Representations and Warranties of Amdahl and Newco. Amdahl and Newco hereby jointly and severally represent and warrant to Trecom and the Principal Stockholders that the following statements are true, accurate and correct (whenever a representation or warranty made in this Agreement is limited "to the knowledge of Amdahl" or other words having similar effect, knowledge shall mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Vice President of Human Resources of Amdahl and the President or Chief Executive Officer of DMR Group Inc., a wholly owned subsidiary of Amdahl, after due inquiry of the responsible officers or employees within Amdahl):

     4.1. Corporate Organization and Good Standing.  Each of
     Amdahl and Newco is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation.

     4.2. Power and Authority and Validity.

          4.2.1. Amdahl and Newco each has the right, corporate power and authority to enter into and perform its obligations under this Agreement. Amdahl's and Newco's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by Amdahl and Newco by all necessary corporate action.

          4.2.2. No filing, authorization or approval with or by any governmental entity, is necessary to enable Amdahl to enter into, and to perform its obligations under, this Agreement, except for (i) compliance with the provisions of the Securities Exchange Act of 1934, as amended, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Amdahl or Newco is qualified to do business,
          (iii) such filings and approvals as may be required under the HSR Act or (iv) such filings and approvals as may be required by applicable state securities laws or state takeover laws.

          4.2.3. This Agreement has been duly executed by Amdahl and Newco. This Agreement including without limitation the obligation to pay the Merger Consideration, is the valid and binding obligation of Amdahl and Newco, respectively, enforceable against Amdahl and Newco, respectively, in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3. No Violation of Certificate, Bylaws or Existing Agreements. Neither the execution and delivery of this Agreement by Amdahl and Newco nor the performance by Amdahl of their respective obligations pursuant hereto, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Amdahl or Newco, respectively, as currently in effect or (b) any instrument, license or contract to which Amdahl or Newco is a party or by which Amdahl or Newco is bound, except for such violations which in the aggregate would not be material to Amdahl or Newco as the case may be.

     4.4. No Brokers. Amdahl and Newco are not obligated for the payment of fees or expenses of any investment banker (other than Morgan Stanley & Co. Inc.), broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated hereby.

     4.5. Litigation. There is no action, proceeding, claim or investigation pending against Amdahl or Newco that seeks to prevent or enjoin any of the transactions contemplated hereby nor to Amdahl's or Newco's knowledge has any such action, proceeding, claim, or investigation been threatened nor does Amdahl or Newco have a reasonable belief that there is any basis therefor.

     4.6. Financing. Amdahl and Newco possess, or have access to, sufficient funds to enable them to acquire all issued and outstanding shares of Trecom Stock on a fully diluted basis and to pay all fees expenses payable by Amdahl and Newco related to the transactions contemplated by the Agreement.

     4.7. Material Misstatements or Omissions. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Amdahl or Newco under this Agreement, taken together, contains (or when furnished will contain) any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     4.8. Not Aware of Inaccuracy in Trecom or Stockholders Representations or Warranties. Amdahl is not aware of any inaccuracy in the representations and warranties given or made, or as of the Closing Date any breach of covenant or inaccuracy in the representations and warranties given or made, by Trecom or the Principal Stockholders herein or in any exhibit or schedule hereto, or any officers certificate, the list of officers employees, officers and consultants delivered pursuant to Section 3.14.10 or the Schedule of Exceptions delivered by or on behalf of Trecom or the Principal Stockholders pursuant hereto that would cause Amdahl to exercise its right under Section 8.1 (Conditions to Obligations of Amdahl and Newco: Accuracy of Representations and Warranties) to terminate this Agreement and abandon the Merger.

5.   Trecom's and the Stockholders' Pre-Closing Covenants.
During the period from the date of this Agreement until the Closing, Trecom and each Stockholder covenants and agrees as follows:

     5.1. Advice of Changes. Trecom and each Principal Stockholder will promptly advise Amdahl in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Trecom and the Principal Stockholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the business of Trecom.

     5.2. Maintenance of Business and Relationships. Trecom will, and the Stockholders in their capacities as officers and directors will cause Trecom to, use reasonable commercial efforts to carry on and preserve its business and its relationships with customers, suppliers, officers, employees and contractors and others in substantially the same manner as it has prior to the date hereof. If Trecom or any Stockholder becomes aware of a material deterioration in the relationship with any of Trecom's top 15 customers, or any key supplier, corporate officer, key employee or key contractor, it will promptly bring such information to the attention of Amdahl in writing and, if requested by Amdahl, will exert its reasonable commercial efforts to restore the relationship.

     5.3. Conduct of Business in Ordinary Course. Trecom will, and the Stockholders in their capacities as officers and directors will cause Trecom to, conduct its business in the ordinary and usual course, consistent with past practice, and will not, without the prior written consent of Amdahl, which consent shall not be unreasonably withheld or delayed:

          (a) borrow any money in excess of $500,000, in any single transaction or cumulatively, other than solely for the purpose of paying payroll expenses in the ordinary course of business consistent with past practices;

          (b) enter into any transaction not in the ordinary course of business;

          (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice (including encumberances incurred in connection with the borrowing of money solely for the purpose of paying payroll expenses) and to an extent which is not material;

          (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

          (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

          (f) fail to maintain its material equipment and other material assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (g) pay any bonus, increased salary or special remuneration to any officer, employee or individual consultant (except for normal salary increases consistent with past practices not to exceed $10,000 per year and except pursuant to existing arrangements previously disclosed to and approved in writing by Amdahl) or enter into any new employment or consulting agreement with any such person;

          (h)  change accounting methods;

          (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

          (j) amend or terminate any written contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which amendments or termination would not, individually or in the aggregate, have a material adverse effect on the business, operations or prospects of Trecom;

          (k)  lend any amount to any person or entity other than
     (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Trecom 401(k) Plan or (iii) payroll advances in individual amounts of $2,500 or less, provided that the aggregate amount of all such advances shall not exceed $25,000.

          (l) guarantee or act as a surety for any obligation (except for the endorsement of checks and other negotiable instruments and indemnification obligations contained in customer contracts in the ordinary course of business, consistent with past practice), or payment under which or pursuant to which would, individually or in the aggregate, have a material adverse effect on the business, operations or prospects of Trecom;

          (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

          (n) issue or sell any shares of its capital stock of any class, or any other of its securities, or issue or increase any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

          (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

          (p) merge, consolidate or reorganize with, or acquire any entity;

          (q)  amend its Certificate of Incorporation or Bylaws;

          (r) license any of its technology or intellectual property, other than in the ordinary course of business and consistent with past practice;

          (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Amdahl for its review prior to signing;

          (t) change any insurance coverage or issue any certificates of insurance other than in the ordinary course of business and consistent with past practice; or

          (u)  agree to do any of the things described in this
     Section 5.3.

     5.4. Regulatory Approvals. Trecom and the Stockholders, in their capacities as officers and directors of Trecom, will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Amdahl may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including all filings and other required submissions under the HSR Act. Trecom and the Stockholders will use their reasonable commercial efforts to obtain all such authorizations, approvals and consents.

     5.5. No Other Negotiations. Neither Trecom nor any Stockholder will, and each Stockholder in his or her capacity as an officer or director of Trecom will cause Trecom not to, and no Stockholder will authorize or instruct any officer, director, employee or affiliate of the Stockholder or Trecom, or any other person, on behalf of the Stockholder or Trecom directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Amdahl), concerning the possible acquisition or disposition of all or any substantial portion of the business assets or capital stock of Trecom by merger, sale or any other means or any other strategic type of investment by a third party (collectively, "Participate in Negotiations"). Notwithstanding the foregoing, the Board of Directors of Trecom may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors determines in good faith, based on the advice of outside legal counsel (which advice need not be set forth in a written legal opinion) that, it is required by its fiduciary duties to furnish such information and participate in such discussions and negotiations. Nothing in this Section 5.5 shall relieve any Stockholder of his or her obligations pursuant to Section 5.9.2 (Voting Agreement).

     5.6. Access to Information. Until the Closing, Trecom will, and the Stockholders in their capacities as officers and directors of Trecom will cause Trecom to, upon reasonable notice, allow Amdahl and its agents reasonable access to the files, books, records, personnel and offices of Trecom, including, without limitation, any and all information relating to Trecom's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Trecom will, and the Stockholders in their capacities as officers and directors of Trecom will cause Trecom to, cause the accountants of Trecom to cooperate with Amdahl and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. All information provided by Trecom or its advisors pursuant to this Section 5.6 shall be subject to applicable confidentiality and similar agreements between Amdahl and Trecom.

     5.7. Satisfaction of Conditions Precedent. Trecom and the Stockholders will use reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8 (Conditions to Obligations of Amdahl and Newco), and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on their part in order to effect the transactions contemplated hereby.

     5.8. Blue Sky Laws. Trecom and the Stockholders will take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the transactions contemplated hereby.

     5.9. Stockholder Approval. Trecom will, and the Stockholders in their capacities as officers and directors will cause Trecom to, take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders or to solicit written consents in lieu thereof (including mailing the Proxy or Information Statement (as defined in Section 5.11 (Proxy or Information Statement)), as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger.

          5.9.1. Board Recommendation of Approval. The Board of Directors of Trecom shall recommend such approval, provided that the Board of Directors of Trecom may fail to make such recommendation (or withdraw or modify such recommendation) if such Board of Directors, based on the advice of outside legal counsel (which advice need not be set forth in a written legal opinion), determines that the making of such recommendation would constitute a breach of fiduciary duties of such directors under applicable law.

          5.9.2.    Voting Agreement.

               a.   Vote In Favor of Merger.  Each of the
                    Stockholders, in their capacities as
                    stockholders of Trecom, agrees that during the time this Agreement is in effect, such Stockholder shall promptly execute and return to Trecom any written consent in lieu of a meeting solicited to approve this Agreement and the Merger and shall attend in person or by proxy any meeting of stockholders convened to consider, and shall vote to approve, this Agreement and the Merger.

               b. Vote against Other Proposals. Further, each such Stockholders agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Trecom, however called, and in any action by consent of the stockholders of Trecom, such Stockholder shall vote all shares held by such Stockholder against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Trecom and any person or entity (other than Amdahl or Newco) or any other action or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Trecom hereunder or which would result in any of the conditions set forth in Sections 7 (Conditions to Obligations of Trecom and the Shareholders) and 8 (Conditions to Obligations of Amdahl and Newco) not being fulfilled.

               c. Proxy. Each Stockholder, by this Agreement, with respect to those shares of Trecom Stock that such Stockholder now owns of record or that may hereafter be acquired by such Stockholder at any time prior to the Effective Time, does hereby constitute and appoint Amdahl or any nominee of Amdahl, with full power of substitution, from the date hereof to the earlier to occur of the termination of this Agreement or the Effective Time, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of Trecom call a special meeting of the stockholders of Trecom for the purpose of considering any action related to this Agreement and to vote each of such shares of Trecom Stock as its Proxy, at every annual, special or adjourned meeting of the stockholders of Trecom solely for the purpose of ensuring compliance by such Stockholder with his obligations under Section 5.9.2 (Voting Agreement), including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Trecom that the law of the State of Delaware may permit or require:

                         (i) in favor of the Merger and this
                    Agreement (as amended from time to time); and

                         (ii) against any proposal for any
                    recapitalization, merger (other than the
                    Merger), sale of assets or other business combination between Trecom and any person or entity (other than Amdahl or Newco) or any other action or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Trecom hereunder or which would result in any of the conditions set forth in Sections 7 (Conditions to Obligations of Trecom and the Shareholders) and 8 (Conditions to Obligations of Amdahl and Newco) not being fulfilled.

                    Notwithstanding the foregoing, the Proxy granted by any Stockholder shall not be effective unless and until such Stockholder fails to (i) execute and return to Trecom within five (5) business days of receipt any written consent solicited by Trecom, or otherwise vote to approve, this Agreement and the Merger or (ii) vote against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Trecom and any person or entity (other than Amdahl or Newco) or vote against any other action or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Trecom hereunder or which would result in any of the conditions set forth in Sections 7 (Conditions to Obligations of Trecom and the Shareholders) and 8 (Conditions to Obligations of Amdahl and Newco) not being fulfilled. Further, Amdahl or its nominee may not exercise its rights under the Proxy if, at the time of such exercise, Amdahl or Newco are in material breach of any representation, warranty or covenant contained herein or in any exhibit or schedule hereto, or any officers certificate delivered by or on behalf of Amdahl or Newco pursuant hereto

                    THIS PROXY AND POWER OF ATTORNEY IS
                    IRREVOCABLE AND COUPLED WITH AN INTEREST.

               d. Further Assurances. Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to carry into effect the intents and purposes of this Section 5.9.

     5.10. No Disposition or Encumbrance of Shares. Each Stockholder hereby covenants and agrees that, from the date hereof to the earlier to occur of the termination of this Agreement or the Effective Time, he or she shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind on any shares of Trecom Stock now owned or that may hereafter be acquired by such Stockholder at any time prior to the Effective Time, other than such transfers as may take place by operation of law upon the death of a Stockholder or by judicial order.

     5.11. Proxy or Information Statement. Trecom shall, and the Stockholders in their capacities as officers and directors will cause Trecom to, prepare and, if required, file under all applicable state securities or "blue sky" laws or state takeover laws as soon as practicable a form of the proxy statement or information statement (the "Proxy or Information Statement") to be mailed to the holders of Trecom Stock in connection with the meeting of such holders in connection with, or solicitation of approval by written consent of, the Merger, which Proxy or Information Statement shall be in form and substance reasonably satisfactory to Amdahl. If, at any time prior to the approval of this Agreement by Trecom's stockholders there shall occur any event that in the judgment of Trecom's Board of Directors based on the advice of outside legal counsel (which advice need not be set forth in the written legal opinion) should be set forth in an amendment or supplement to the Proxy or Information Statement, Trecom will prepare and mail to its stockholders such an amendment or supplement. Trecom agrees that the Proxy or Information Statement and each amendment or supplement thereto at the time of mailing thereof, and at all times prior to approval by the stockholders of the Merger, will not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Amdahl and Newco shall cooperate with Trecom and shall furnish Trecom with all information concerning such party as may be reasonably requested by Trecom in connection with the preparation of the Proxy or Information Statement. Amdahl and Newco agree that the information provided to Trecom in connection with Trecom's preparation of the Proxy or Information Statement will not, at the time provided, include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Amdahl shall promptly notify Trecom of any changes in the information so provided to Trecom, or the occurrence of any event necessary to be reported in order to ensure that the information supplied to Trecom, at all times prior to the approval by the stockholders of the Merger, does not include an ununtrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6. Amdahl and Newco Pre-Closing Covenants. During the period from the date of this Agreement until the Closing, each of Amdahl and Newco covenants and agrees as follows:

     6.1. Advice of Changes. Amdahl will promptly advise Trecom in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Amdahl or Newco contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the business, operations or financial condition of Amdahl.

     6.2. Regulatory Approvals. Amdahl and Newco will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Trecom or the Stockholders may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including all filings and other submissions under the HSR Act. Amdahl will use its reasonable commercial efforts to obtain all such authorizations, approvals and consents.

     6.3. Satisfaction of Conditions Precedent. Amdahl and Newco will use their reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7 (Conditions to Obligations of Trecom and the Stockholders), and Amdahl and Newco will use their reasonable commercial efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     6.4. Blue Sky Laws. Amdahl will use its reasonable commercial efforts to assist Trecom and the Stockholders to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the transactions contemplated hereby.

     6.5. D&O Insurance. For a period of four years from and after the Closing Date, Amdahl shall or shall cause the Surviving Corporation to indemnify, and advance expenses in connection with proceedings that may be subject to indemnification, to the persons serving as corporate officers and directors of Trecom on the Closing Date with respect to liabilities and claims (and related expenses) made against such persons resulting from their service as such prior to the Closing Date in accordance with and subject to the requirements, limitations and other provisions of the Surviving Corporation's Certificate of Incorporation and Bylaws in effect after the Effective Time and applicable provisions of law to the same extent as the Surviving Corporation is obligated thereunder to indemnify and advance expenses to its own officers and directors with respect to similar liabilities and claims made against them relating to their service for the Surviving Corporation.

          6.5.1. For a period of four years after the Closing Date, Amdahl shall cause the Surviving Corporation to maintain Trecom's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage) covering (i) persons who are currently covered by such insurance for the costs set forth above arising in connection with events prior to the Closing Date and
                    (ii) all corporate officers and directors of Trecom for service in such capacity with the Surviving Corporation.

          6.5.2. Any party seeking to make a claim for indemnification under this Section 6.5 shall notify Amdahl promptly after learning of any claim, action, suit or proceeding or investigations described above, provided that the failure to provide such notice shall not affect Amdahl's or the surviving Corporation's obligations hereunder except to the extent that the failure to give such notice actually and materially prejudices the rights of Amdahl or the Surviving Corporation).

     6.6. Delivery of Letter of Credit. At the Closing, Amdahl will deliver an irrevocable standby letter of credit in the face amount of $52,979,182 (the "Letter of Credit") issued by a bank reasonably acceptable to the Principal Stockholders and related agreements. The Letter of Credit and all related agreements shall be in form and substance reasonably satisfactory to the Principal Stockholders.

7. Conditions to Obligations of Trecom and the Stockholders. Trecom's and the Stockholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one of which may be waived by Trecom and the Stockholders, but only in a writing signed by Trecom and the Stockholders):

     7.1. Accuracy of Representations and Warranties. The representations and warranties of Amdahl and Newco set forth in Section 4 (Representations and Warranties of Amdahl) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Trecom and the Principal Stockholders shall receive a certificate to such effect executed by Amdahl's Chief Financial Officer.

     7.2. Covenants. Amdahl and Newco shall have performed and complied in all material respects with all of its covenants contained in Section 6 (Amdahl Pre-Closing Covenants) and
     Section 9 (Covenants to be Performed at Closing) on or before the Closing, and the Principal Stockholders shall receive a certificate to such effect signed by Amdahl's Chief Financial Officer.

     7.3. Trecom Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or applicable regulations of any regulatory body, as the case may be, by the holders of the issued and outstanding shares of Common Stock of Trecom.

     7.4. Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

     7.5. Governmental Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action (including the expiration or early termination of the requisite waiting periods under the HSR Act), as may be required to consummate the transactions contemplated hereby by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

     7.6. Filing of Certificate of Merger.  The Certificate of
     Merger relating to the transaction described herein shall have been filed, and accepted for filing by, the Secretary of State.

     7.7. Opinion of Amdahl's and Newco's Counsel. Trecom and the Principal Stockholders shall have received from counsel to Amdahl and Newco, an opinion in form and substance reasonably satisfactory to Trecom and the Principal Stockholders, regarding, among other things, the enforceability of this Agreement against Amdahl and the Letter of Credit against the issuer, subject to customary exceptions.

8. Conditions to Obligations of Amdahl and Newco. Amdahl's and Newco's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the execution of this Agreement and the Closing, of each of the following conditions (any one of which may be waived by Amdahl and Newco, but only in a writing signed by Amdahl and Newco):

     8.1. Accuracy of Representations and Warranties. The representations and warranties of Trecom and the Principal Stockholders set forth in Section 3 (Representations and Warranties of Trecom and the Principal Stockholders) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Amdahl shall receive a certificate to such effect executed by Trecom's President and Chief Financial Officer.

     8.2. Covenants. Trecom and the Stockholders shall have performed and complied in all material respects with all of their covenants contained in Section 5 (Trecom's and the Stockholders' Pre-Closing Covenants) on or before the Closing, and Amdahl shall receive a certificate to such effect executed by Trecom's President and Chief Financial Officer.

     8.3. Trecom Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or applicable regulations of any regulatory body, as the case may be, by the holders of the issued and outstanding shares of Common Stock of Trecom. Holders of not more than 5% of the Trecom Stock shall have exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL.

     8.4. Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of Amdahl, any material adverse change in the business, operations or financial condition of Trecom since the date hereof, except any change resulting from factors affecting Trecom's industry generally or that are caused by general economic conditions.

     8.5. Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

     8.6. Governmental Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action (including the expiration or early termination of the requisite waiting period under the HSR Act ), as may be required to consummate the transactions contemplated hereby by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

     8.7. Opinion of the Trecom's Counsel. Amdahl shall have received from counsel to Trecom, an opinion in form and substance reasonably satisfactory to Amdahl, regarding, among other things, the matters set forth on Exhibit 8.7.

     8.8. Employment Agreements. Each of the following individuals shall have entered into employment agreements (which employment agreement shall include non-competition and non-solicitation covenants) with Trecom in form and substance mutually agreed to between Amdahl and Trecom as of the date hereof: Emanuel Arturi, Salvatore Recupero, Robert
     J. Sargenti, Shailendra Jain and Peter W. Gibson. In addition, Francis J. Casagrande shall have entered into a consulting agreement (which consulting agreement shall include non-competition and non-solicitation covenants) with Trecom in form and substance mutually agreed to between Amdahl and Trecom as of the date hereof.

     8.9. Withholding Agreements. Each of the stockholders of Trecom named on Schedule 8.9 shall have executed and delivered to Amdahl and agreement substantially in the form attached as Exhibit 8.9 hereto, which agreement shall permit Amdahl to withhold from the Merger Consideration payable to each such stockholder hereunder, and remit to Trecom, an amount equal to Trecom's tax withholding obligation with respect to Trecom Stock issued to such stockholders in 1996.

     8.10. Consents. Amdahl shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or officers certificates contemplated by this Agreement or the Schedule of Exceptions or reasonably deemed necessary by Amdahl to provide for the continuation in full force and effect of any and all material contracts and leases of Trecom and for Amdahl to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Amdahl.

     8.11. No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the current, ongoing or future business, operations or financial condition of Trecom.

     8.12. FIRPTA. Amdahl, as agent for the stockholders of Trecom, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1908 ("FIRPTA") Notification Letter, in form and substance satisfactory to Amdahl, which states that shares of Trecom do not constitute "United States real property interests" under Section 897(c) of the Internal Revenue Code of 1986, as amended, for purposes of satisfying Amdahl's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     8.13. Filing of Certificate of Merger. The Certificate of Merger relating to the transaction described herein shall have been filed, and accepted for filing by, the Secretary of State.

     8.14. Rescission Offers. All offers by Trecom to rescind the sale of its stock shall have been completed in accordance with applicable law.

9.   Covenants to be Performed at the Closing.

     9.1. Stockholder Loans.  On the Closing Date, Amdahl will
          (i) pay the outstanding principal amount of the loans listed on Schedule 6.6 hereto, together with accrued interest thereon and (ii) provide to the holder of such loan the written release of subordination agreements in form and substance reasonably satisfactory to such individuals of PNC Bank National Association (as successor in interest to Chemical Bank New Jersey, National Association) and Morgan Guaranty & Trust Company of New York to the payment of such loan.

     9.2. Release of Guarantee. On or prior to the Closing Date, Amdahl shall provide to Frances J. Casagrande and S. Russell Powell a release in form and substance reasonably satisfactory to such individuals from PNC Bank National Association (as successor in interest to Chemical Bank New Jersey, National Association) and Morgan Guaranty & Trust Company of New York pursuant to which such individuals shall be released from all obligations as guarantors of debt of Trecom to PNC Bank National Association (as successor in interest to Chemical Bank New Jersey, National Association) and Morgan Guaranty & Trust Company of New York and all related security agreements shall be terminated.

10.  Termination of Agreement.

     10.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of each of the parties hereto.

     10.2. Termination by Amdahl or Trecom. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Amdahl or Trecom if the Merger shall not have been consummated by May 1, 1996, provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have substantially contributed to the failure to consummate the Merger by May 1, 1996.
     Without limiting the generality of the foregoing, (i) in the event that the conditions set forth in Section 8.3 (Trecom Stockholder Approval), 8.6 (Governmental Consents), 8.8 (Employment Agreements), 8.9 (Withholding Agreements) or
     8.14 (Rescission Offers) have not been satisfied, Trecom and the Stockholders shall be deemed to have substantially contributed to the failure to consummate the Merger and shall have no right to terminate this Agreement and abandon the Merger pursuant to this Section 10.2 until such conditions have been satisfied and (ii) in the event that the condition set forth in Section 7.5 (Government Consents) shall have not been satisfied, Amdahl and Newco shall be deemed to have substantially contributed to the failure to consummate the Merger and shall have no right to terminate this Agreement and abandon the Merger pursuant to this
     Section 10.2 until such condition has been satisfied; provided that on or after July1, 1996 Trecom shall not be deemed to have substantially contributed to the failure to consummate the Merger by virtue of the failure of the condition set forth in Section 8.9 (Withholding Agreements) to have been satisfied and may terminate and abandon the Merger pursuant to this Section 10.2 so long as it is not otherwise in breach in any material respect its obligations under this Agreement or has not otherwise substantially contributed to the failure to consummate the Merger.

     10.3. Termination for Breach. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Amdahl and Newco if there has been a non-performance or breach by Trecom which has or would reasonably be expected to have resulted in a failure of condition under Section 8 (Conditions to Obligations of Amdahl and Newco), which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by Amdahl to Trecom. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Trecom if there has been a non-performance or breach by Amdahl or Newco which has or would reasonably be expected to have resulted in a failure of condition under Section 7 (Conditions to Obligations of Trecom and the Stockholders), and which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by Trecom to Amdahl.

     10.4.     Termination Fee.

          10.4.1 Payable to Amdahl. If Amdahl and Newco in their reasonable commercial judgment choose to terminate the Agreement and abandon the Merger primarily as a result of (i) a condition to the obligations of Amdahl and Newco as set forth in Sections 7.1 (Accuracy of Representations and Warranties) or 7.2 (Covenants) not being satisfied or fulfilled or (ii) Trecom or any Stockholder breaching any of its obligations contained in Section 5 (Trecom and the Stockholders' Pre-Closing Covenants), and Amdahl and Newco are not in material breach of any of its covenants and agreements set forth herein, Trecom will (a) within 30 days after the submission of any relevant statements to Trecom, reimburse Amdahl for up to $1 million of reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to counsel, accountants and advisors to Amdahl) incurred by Amdahl or on its behalf in connection with this Agreement and (b) within ten business days after notice from Amdahl, pay to Amdahl a fee of $1 million.

          10.4.2. Payable to Trecom. If Trecom and the Stockholders in their reasonable commercial judgment choose to terminate the Agreement and abandon the Merger primarily as a result of (i) a condition to the obligations of Trecom and the Stockholders as set forth in Sections 8.1 (Accuracy of Representations and Warranties), 8.2 (Covenants) or the first sentence of 8.3 (Trecom Stockholder Approval) not being satisfied or fulfilled or (ii) Amdahl or Newco breaching any of its obligations contained in Section 6 (Amdahl and Newco Pre-Closing Covenants), and Trecom or Stockholders are not in material breach of any of its covenants and agreements set forth herein, Amdahl will (a) within 30 days after the submission of any relevant statements to Amdahl, reimburse Trecom for up to $1 million of reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to counsel, accountants and advisors to Trecom) incurred by Trecom or on its behalf in connection with this Agreement and (b) within ten business days after notice from Trecom, pay to Trecom a fee of $1 million.

     10.5.     Topping Fee.

          10.5.1. Termination as a Result of Alternative Transaction. If Amdahl and Newco in their reasonable commercial judgment, choose to terminate the Agreement and abandon the Merger primarily as a result of an alternative transaction in which a third party is proposing, offering or has agreed to acquire (whether by way of stock purchase, merger, purchase of assets or other business combination or similar transaction) more than 50% of the business or assets of Trecom or any number of shares of Trecom Stock which would result in the condition set forth in Section 8.3 (Trecom Stockholder Approval) not being satisfied in any way and (a) which is at a price or having a cash equivalent value greater than the per share Merger Consideration hereunder or (b) which the board of directors of Trecom determines in good faith, based on the advice of outside legal counsel, it is required by its fiduciary duties to not recommend approval by the stockholders of the Merger based on advice of outside financial advisors that such alternative transaction is financially more favorable to the stockholders of Trecom than the Merger, Trecom shall pay to Amdahl (i) a topping fee of $4.5 million within ten business days after consummation of any such alternative transaction by Trecom or its and (ii) within 30 days after the submission of any relevant statements to Trecom, reimburse Amdahl for up to $1 million of reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to counsel, accountants and advisors to Amdahl) incurred by Amdahl or on its behalf in connection with this Agreement stockholders; provided that no such topping fee or expenses shall be payable under this Section 10.5.1 unless and until such alternative transaction is consummated.

          10.5.2. Alternative Transaction Completed After Termination. If Amdahl and Newco in their reasonable commercial judgment choose to terminate the Agreement and abandon the Merger primarily as a result of conditions or events which give rise to an obligation by Trecom to pay a Termination Fee to pursuant to
          Section 10.4.1 (Termination Fee: Payable to Amdahl) and if, within six months of such termination or abandonment more than 50% of the business, assets or voting stock of Trecom is acquired (whether by way of stock purchase, merger, purchase of assets or other business combination or similar transaction) by any third party, Trecom shall pay to Amdahl (i) an amount equal to $4.5 million within ten business days after consummation of any such alternative transaction by Trecom or its stockholders and (ii) within 30 days after the submission of any relevant statements to Trecom, reimburse Amdahl for up to $1 million of reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to counsel, accountants and advisors to Amdahl) incurred by Amdahl or on its behalf in connection with this Agreement.

          10.5.3. No Termination Fee Payable if Topping Fee is Payable. If a fee is payable pursuant to this Section 10.5, no fee shall be payable pursuant to Section
          10.4.1 (Termination Fee: Payable to Amdahl) and any fee previously paid pursuant to Section 10.4.1 shall be deducted from any fee payable pursuant to this Section 10.5.

     10.6. Certain Continuing Obligations. Following any termination of this Agreement pursuant to this 10, the parties hereto will continue to perform their respective obligations under Sections 10.4 (Termination Fee), 10.5 (Topping Fee), 10.6 (Certain Continuing Obligations, 13 (Public Announcements) and 14 (Miscellaneous) hereof, and under any confidentiality agreement in effect at the time of such termination, but will not be required to continue to perform their other covenants under this Agreement.

11.  Survival of Representations and Warranties.

     11.1. The Principal Stockholders' Representations. The representations and warranties of Trecom and the Principal Stockholders set forth herein and in any exhibit or schedule hereto, any officers certificate, the list of officers employees, officers and consultants delivered pursuant to
     Section 3.14.10 or the Schedule of Exceptions delivered by or on behalf of Trecom or the Principal Stockholders pursuant hereto will terminate on the earlier of the termination of this Agreement in accordance with its terms or two (2) years from the Closing.

     11.2. Amdahl's and Newco's Representations. The representations and warranties of Amdahl and Newco set forth herein and in any exhibit or schedule or any officers certificate delivered by or on behalf of Amdahl or Newco pursuant hereto will terminate on the earlier of the termination of this Agreement in accordance with its terms or two (2) years from the Closing.

     11.3. Effect of Expiration of Representations. A party will have liabilities and obligations for Damages (as defined in Section 11 (Indemnification and Liability)) only with respect to claims submitted or notice of claims provided during the time period of survivability of the specific representation or warranty as set forth herein. Notwithstanding the expiration date of the representations and warranties set forth herein, if a party shall notify the other party with respect to the submission of a claim during the time of survivability of such representation or warranty in accordance with Section 12.4 (Method of Asserting Claims), the other party's indemnification obligation with respect to such damages shall continue beyond such time of survivability

12.  Indemnification and Liability.

     12.1. Principal Stockholders Agreement to Indemnify. From and after the Closing Date, the Principal Stockholders will, jointly and severally, indemnify, reimburse and hold harmless Amdahl and its parents, subsidiaries, affiliated corporations, officers, directors, agents and employees (hereinafter referred to individually as an "Amdahl Affiliate" and collectively as "Amdahl Affiliates"), from and against any and all claims, demands, actions, causes of actions, judgments, losses, damages, liabilities assessments, costs and expenses including, without limitation, interest, penalties and reasonable legal fees, net of any recoveries under insurance policies, indemnities or contributions from third parties asserted against, imposed upon, or incurred or suffered (hereinafter referred to as "Damages"); by Amdahl or any Amdahl Affiliate as a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with any of the representations, warranties and covenants given or made by Trecom or the Principal Stockholders in this Agreement, or in any exhibit or schedule hereto, any officers certificate, the list of officers employees, officers and consultants delivered pursuant to Section
     3.14.10 or the Schedule of Exceptions delivered by or on behalf of Trecom or the Principal Stockholders pursuant hereto; provided, however, that notwithstanding the joint and several nature of the Principal Stockholder obligations, no Principal Stockholder shall be liable under this Section
     12.1 for more than one third of any liability ultimately determined to be due from the Principal Stockholders under this Section 12.1.

          12.1.1. The Principal Stockholders will not be liable for the first one hundred twenty five thousand ($125,000) of Damages that would otherwise be subject to their indemnity obligation as set forth in Section 12.1.

          12.1.2. The aggregate liability of the Principal Stockholders pursuant to this Section 12.1 for all Damages subject to their indemnity obligation as set forth in Section 12.1 shall be limited to 10% of the aggregate Merger Consideration.

     12.2. Amdahl Agreement to Indemnify. From and after the closing date, Amdahl will indemnify, reimburse and hold harmless each Principal Stockholder from and against any and all Damages asserted against, imposed upon, or incurred or suffered by such Principal Stockholder as a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with any of the representations, warranties and covenants given or made by Amdahl and Newco in this Agreement, or in any exhibit or schedule hereto or any officers certificate delivered by or on behalf of Amdahl and Newco pursuant hereto.

          12.2.1. Amdahl will not be liable for the first one hundred twenty five thousand ($125,000) of Damages that would otherwise be subject to its indemnity obligation as set forth in
                    Section 12.2.

          12.2.2. The aggregate liability of Amdahl pursuant to this Section 12.2 for all Damages subject to its indemnity obligation as set forth in
                    Section 12.2 shall be limited to 10% of the aggregate Merger Consideration (other than for failure to pay the Merger Consideration.

     12.3. Sole and Exclusive Remedy. The indemnification provided in this Section 12 shall be the sole and exclusive remedy for money Damages by Amdahl, Newco, any Amdahl Affiliate, Trecom or any Principal Stockholder as a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with any of the representations, warranties and covenants given or made under this Agreement or any exhibit or schedule hereto, any officers certificate, the list of officers employees, officers and consultants delivered pursuant to Section
     3.14.10 or the Schedule of Exceptions delivered by or on behalf of any party pursuant hereto and each party hereby irrevocably waives any other remedy for money damages which it may seek hereunder; provided that the provisions of this section 12 shall not (i) apply to any claim or cause of action relating to the termination of this Agreement under
     Section 10 (Termination of Agreement), in which case the sole and exclusive remedy for money damages shall be as set forth in Section 10, (ii) apply to any claim or cause of action based on a theory of fraud or willful misconduct, or
     (iii) preclude any party from seeking specific performance, injunctive relief or any other remedies not providing for payment of monetary damages.

     12.4. Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to Amdahl and all Amdahl Affiliates or any Principal Stockholder, as applicable and the "Indemnifying Party" shall refer to the party or parties hereto obligated to indemnify such Indemnified Parties.

          12.4.1. Third Party Claims. In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Damages that are a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with any of the representations, warranties and covenants given or made the Indemnifying Parties (any such third party action or proceeding being referred to as a "Claim"), such Indemnified Party shall give the Indemnifying Party prompt notice thereof which notice shall include information as to when an answer to such Claim is due to be filed. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement except to the extent the failure to give such notice actually and materially prejudices the rights of the Indemnifying Party. The Indemnifying Party shall be entitled to contest and defend such Claim on the Indemnified Party's behalf; provided, that the Indemnifying Party diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 20 business days after the Indemnified Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed, or, if the Indemnified Party's notice of Claim is delivered to Indemnifying Party less than six days prior to the date that an answer to such Claim is due to be filed, notice of intention to contest and defend shall be given by the Indemnifying Party no later than such time as is halfway between the time of delivery of notice of Claim and the time that an answer to such Claim is due to be filed.). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party and consented to by the Indemnified Party, which consent will not be unreasonably withheld. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Damages unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld.

          12.4.2. Direct Damages. In the event that any Indemnified Party suffers Damages that are a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with any of the representations, warranties and covenants given or made by the Indemnifying Parties, other than as a result of a Third Party Claim provided for in Section 12.3.1 (Third Party Claims), such Indemnified Party shall promptly notify the Indemnifying Party of such Damage and shall request reimbursement therefor.

     12.5. Setoff Against Payment of Purchase Price. In the event that Amdahl or any Amdahl Affiliate, as an Indemnified Party, shall be entitled to be paid any amount under Section
     12.1 prior to the first anniversary date of the Closing, a notice advising the Principal Stockholders of such entitlement shall be sent to each Principal Stockholder as soon as practicable. In the event that a Principal Stockholder, in good faith, disputes its obligation to indemnify Amdahl and/or Newco under this Section 12, such Principal Stockholder shall, within ten (10) business days of receipt of such notice from Amdahl sent notice of such dispute to Amdahl. Within five (5) business days of receipt of such notice of dispute, Amdahl shall place all setoff amounts relating to the Merger Consideration due such Principal Stockholder in an interest bearing savings account, or other low-risk, short term investment, pending resolution of such dispute, at which time the prevailing party shall be paid all such amounts, plus interest accrued since the date of deposit. The Principal Stockholders jointly and severally agree that the full amount of such claim (to the extent resolved) may be set off against amounts owed to such Principal Stockholders in payment of the Merger Consideration. Notwithstanding the joint and several nature of the obligation, any such setoff shall be effected by Amdahl equally as to each of the Principal Stockholders.

13. Public Announcements. Amdahl and Trecom shall consult with one another before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to consultation, except as may be required by law or any listing agreement with a national securities exchange to which Amdahl is a party.

14.  Miscellaneous.

     14.1. Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     14.2. Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.3. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void and unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     14.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

     14.5. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     14.6. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     14.7. Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

     14.8. Notices. Any Notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by confirmed facsimile, by overnight courier or by registered or certified mail, postage prepaid and will be deemed given upon personal delivery or receipt of facsimile, one day after delivery to overnight courier or three days after deposit in the mails, to the following addresses:

If to Amdahl:                If to the Trecom:

Amdahl Corporation           Trecom Business Systems Inc.
1250 East Arques Avenue      333 Thornall Street
P.O. Box 3470                Edison, NJ 08837-2246
Sunnyvale, CA 94088-3470     Attn:  President
Attn:  Chief Financial Officer

with a copy to:              with a copy to:
Amdahl Legal Department      Sills Cummis Zuckerman Radin
1250 East Arques Avenue,     Tischman Epstein & Gross, P.A.
m/s 109
P.O. Box 3470                One Riverfront Plaza
Sunnyvale, CA 94088-3470     Newark, NJ 07102-5400


If to Thomas G. Burke:       If to F.J. Casagrande:
4607 Stonehedge Road         51 Calvert Avenue West
Edison, NJ 08820             Edison, NJ 08820

If to Jerome Casagrande:     If to Joseph Casagrande:
c/o F.J. Casagrande          712 Whitenack Court
51 Calvert Avenue West       Neshanic Station, NJ 08853
Edison, NJ 08820

If to Gregory Casagrande:    If to Julie Casagrande:
c/o F.J. Casagrande          c/o F.J. Casagrande
51 Calvert Avenue West       51 Calvert Avenue West
Edison, NJ 08820             Edison, NJ 08820

If to Gertrud Levy:          If to Gertrud Levy
254 University Way           In Trust for Diana Levy
Paramus, NJ 07652            254 University Way
                             Paramus, NJ 07652

If to Gertrud Levy           If to J. Levy
In Trust for Susan Levy      254 University Way
254 University Way           Paramus, NJ 07652
Paramus, NJ 07652

If to Elaine Martin;         If to Gregory William Powell:
c/o F.J. Casagrande          c/o S. Russell Powell
51 Calvert Avenue West       81 Durand Road
Edison, NJ 08820             Maplewood, NJ 07040

If to S. Russell Powell:     If to Scott Andrew Powell
81 Durand Road               c/o S. Russell Powell
Maplewood, NJ 07040          81 Durand Road
                             Maplewood, NJ 07040

If to Stephen Russell
Powell III:                  If to Emanuel Arturi:
c/o S. Russell Powell:       Porte Liberte
81 Durand Road               203-51 West Shearwater Court
Maplewood, NJ 07040          Jersey City, NJ 07305

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section.

     14.9. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section, exhibit or schedule will mean a Section in, or exhibit or schedule to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     14.10. No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.
     No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     14.11. Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     14.12. Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights (other than the third beneficiary rights created in favor of Amdahl Affiliates pursuant to Section 12 (Indemnification and Liability) and third party rights created in favor of the holders of Trecom Stock to receive the Merger Consideration pursuant hereto) or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     14.13. Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the letters between the parties dated December 5, 1995 and February 28, 1995 regarding confidential materials and the Mutual Confidentiality Agreement dated concurrently herewith. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


AMDAHL CORPORATION            TRECOM BUSINESS SYSTEMS, INC.

By:  /s/Bruc J.Ryan           By:  /s/ Francis J. Casagrande
     ---------------------         ------------------------

Print Name:Bruce J. Ryan      Print Name: Francis J. Casagrande
          ----------------              -------------------

Title: EVP & CFO              Title: Chairman
     ---------------------         ------------------------


AMDAHL ACQUISITION CORPORATION

By:  /s/ Bruce J. Ryan
     ---------------------

Print Name: Bruce J. Ryan
          ----------------

Title: EVP & CFO
     ---------------------


                         THE STOCKHOLDERS

/s/ Thomas G. Burke           /s/ F.J. Casagrande
- ----------------------        -------------------------
Thomas G. Burke               F.J. Casagrande

/s/F.J. Casagrande            /s/ F.J. Casagrande
- ----------------------        -------------------------
Gregory Casagrande by         Jerome Casagrande by
F.J. Casagrande under         F.J. Casagrande under
Power of Attorney             Power of Attorney


/s/F.J. Casagrande            /s/ F.J. Casagrande
- ----------------------        -------------------------
Joseph Casagrande by          Julie Casagrande by
F.J. Casagrande under         F.J. Casagrande under
Power of Attorney             Power of Attorney

/s/ Joseph Levy               /s/ Joseph Levy
- ----------------------        ------------------------
Gertrud C. Levy by            Bertrud C. Levy in Trust
Joseph Levy under             for Diana Levy by Joseph
Power of Attorney             Levy under Power of Attorney

/s/ Joseph Levy               /s/ Joseph Levy
- ----------------------        ------------------------
Gertrud C. Levy               Joseph Levy
In Trust for Susan Levy
by Joseph Levy under
Power of Attorney

/s/ F.J. Casagrande           /s/ S. Russell Powell
- ----------------------        ------------------------
Elaine Martin by              Gregory William Powell by
F.J. Casagrande under         S. Russell Powell under
Power of Attorney             Power of Attorney

/s/ S. Russell Powell         /s/ S. Russell Powell
- ----------------------        ------------------------
S. Russell Powell             Scott Andrew Powell by
                              S. Russell Powell under
                              Power of Attorney

/s/ S. Russell Powell         /s/ Emanuel Arturi
- ----------------------        ------------------------
Stephen Russell               Emanuel Arturi
Powell III by
S. Russell Powell
under Power of Attorney

                                         Exhibit A

                                                              Revenue           EBIT
                Actual          Actual       Performance    Performance       Performance
                Revenue          EBIT             %            Bonus $          Bonus $
             -----------------------------------------------------------------------------
Upper Limit    $227,580,000   $22,734,000          20        $1,000,000        $1,000,000
               $225,683,500   $22,544,550          19          $975,000          $975,000
               $223,787,000   $22,355,100          18          $950,000          $950,000
               $221,890,500   $22,165,650          17          $925,000          $925,000
               $219,944,000   $21,976,200          16          $900,000          $900,000
               $218,097,500   $21,786,750          15          $875,000          $875,000
               $216,201,000   $21,597,300          14          $850,000          $850,000
               $214,304,500   $21,407,850          13          $825,000          $825,000
               $212,408,000   $21,218,400          12          $800,000          $800,000
               $210,511,500   $21,028,950          11          $775,000          $775,000
               $208,615,000   $20,839,500          10          $750,000          $750,000
               $206,718,500   $20,650,050           9          $725,000          $725,000
               $204,822,000   $20,460,600           8          $700,000          $700,000
               $202,925,500   $20,271,150           7          $675,000          $675,000
               $201,029,000   $20,081,700           6          $650,000          $650,000
               $199,132,500   $19,892,250           5          $625,000          $625,000
               $197,236,000   $19,702,800           4          $600,000          $600,000
               $195,339,500   $19,513,350           3          $575,000          $575,000
               $193,443,000   $19,323,900           2          $550,000          $550,000
               $191,546,500   $19,134,450           1          $525,000          $525,000
     Plan      $189,650,000   $18,945,000           0          $500,000          $500,000
               $187,753,500   $18,755,550          -1          $475,000          $475,000
               $185,857,000   $18,566,100          -2          $450,000          $450,000
               $183,960,500   $18,376,650          -3          $425,000          $425,000
               $182,064,000   $18,187,200          -4          $400,000          $400,000
               $180,167,500   $17,997,750          -5          $375,000          $375,000
               $178,271,000   $17,808,300          -6          $350,000          $350,000
               $176,374,500   $17,618,850          -7          $325,000          $325,000
               $174,478,000   $17,429,400          -8          $300,000          $300,000
               $172,581,500   $17,239,950          -9          $275,000          $275,000
               $170,685,000   $17,050,500         -10          $250,000          $250,000
               $168,788,500   $16,861,050         -11          $225,000          $225,000
               $166,892,000   $16,671,600         -12          $200,000          $200,000
               $164,995,500   $16,482,150         -13          $175,000          $175,000
               $163,099,000   $16,292,700         -14          $150,000          $150,000
               $161,202,500   $16,103,250         -15          $125,000          $125,000
               $159,306,000   $15,913,800         -16          $100,000          $100,000
               $157,409,500   $15,724,350         -17           $75,000           $75,000
               $155,513,000   $15,534,900         -18           $50,000           $50,000
               $153,616,500   $15,345,450         -19           $25,000           $25,000
Lower Limit    $151,720,000   $15,156,000         -20                $0                $0


Note:
The Performance period is defined as the twelve months ending March 31, 1997.  The Revenue
Plan is $189,650,000 and EBIT is $18,945,000 for this period.

Performance for Revenue and Operating Margin are determined independently.  Performance is calculated based upon + or - 20% of actual results compared to the planned revenue and
EBIT.  Meeting planned revenue and EBIT results in a $500,000 performance incentive for revenue and a $500,000 performance incentive for EBIT.

Revenue will include all elements currently reported as such in Trecom's audited financial statements as well as any future revised elements which are consistent with Trecom's business.  The merger may give rise to revenue opportunities with Amdahl and its subsidiaries and it is intended that such revenue be included in the performance measurement.  If revenue is to be double counted on Trecom books and another Line of
Business, it must first be approved by the Amdahl CFO.

Trecom's earnings before interest and taxes, EBIT, will be calculated exclusive of costs which have been incurred in connection with the merger.  These costs would include abnormal travel, increased compensation and other costs which would not have been incurred were Trecom to continue operating as an independent entity.  Costs which Trecom could have avoided through continuation as an independent entity would also be excluded from the calculation of EBIT.

                           Exhibit 3.8

                       Financial Statements

The financial statements have been omitted from this filing. As noted under Item 7, Amdahl has requested a 60-day extension for filing of the financial statements, and it is expected that such statements will be filed, by amendment, on or before July 5, 1996.

                           Exhibit 8.7

                       Tiger Legal Opinion

1. Trecom has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. Trecom has the corporate power and authority to enter into and perform the Merger Agreement, to own and operate its properties and assets and to carry on its business as currently conducted.

2. To the best of our knowledge, Trecom does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, except as may be disclosed in the Schedule of Exceptions attached to the Merger Agreement.

3. Trecom is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which it is required to be qualified to carry on intrastate business as is currently conducted by Trecom.

4. The capitalization of Trecom immediately prior to the Closing consists of the following: (a) 1,500,000 shares of Common Stock, $.01 par value, of which 520,000 shares are issued and outstanding and 1,500,000 shares of Class A Non-Voting Stock, $.01 par value, of which 751,549 are issued and outstanding.

5. There are no preemptive rights or any options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to acquire any of Trecom's securities.

6. The Certificate of Incorporation has been duly adopted by all necessary corporate action on the part of Trecom, its Board of Directors and stockholders and, to our knowledge, has not been amended. The Merger Agreement has been duly authorized by all necessary corporate action on the part of Trecom and has been duly executed and delivered by Trecom. The Merger Agreement constitutes a valid and binding obligation of Trecom enforceable against Trecom in accordance with its terms.

7. The execution and delivery of the Merger Agreement by Trecom and the performance by Trecom of its obligations thereunder do not conflict with or result in a violation of Trecom's Certificate of Incorporation or By-Laws or, to the best of our knowledge, any judgment, order, decree of any court or arbitrator to which Trecom is a party or is subject, or any law, regulation or rule to which Trecom is subject, and, to the best of our knowledge, do not conflict with and will not constitute a material breach by Trecom of, or constitute a default by Trecom under, any material agreement of Trecom.

8. To the best of our knowledge, there is no suit, action, proceeding or investigation pending or threatened against Trecom before any court or administrative agency that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the business, prospects, financial condition or assets of Trecom or in any material liability of Trecom.

9. All approvals, consents or authorizations of and filings with any federal, New Jersey or Delaware governmental authority required on the part of Trecom in order to enable
     Trecom to execute, deliver and perform its obligations under the Merger Agreement have been made.

                           Exhibit 8.9

                      WITHHOLDING AGREEMENT

This Agreement is made and executed by               , (the
"Stockholder") a holder of Class A Common Stock of Trecom Business Systems, Inc., a Delaware corporation ("Trecom") in favor of Amdahl Corporation, a Delaware corporation ("Amdahl") and Trecom .

     WHEREAS, in 1996 the Stockholder purchased shares of Class A
Common Stock  of Trecom at a per share purchase price of $11.83.

     WHEREAS, Section 83 of the Internal Revenue Code of 1986, as amended, provides that the difference between the fair market value of stock issued to employees and the price paid by such employees (the "Compensation Element") shall be deemed compensation income.

     WHEREAS, on April    , 1996, Amdahl and Trecom executed an
Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Amdahl agreed that, subject to satisfaction of certain conditions, Amdahl would acquire Trecom via a merger in which each share of Trecom Common Stock would be converted into a right to receive $102.98 per share plus additional consideration dependent upon Trecom's financial performance in the one year period following the Closing Date (the "Merger").

     WHEREAS, it is a condition to Amdahl's obligation to close the Merger that Stockholder execute this Withholding Agreement to provide for the payment of income and employment withholding taxes due on the Compensation Element.

     THEREFORE, in consideration of Amdahl's agreement, subject to certain other conditions as set forth in the Merger Agreement, to close the Merger and other good and valuable consideration, Stockholder agrees as follows:

1.   Stockholder purchased an aggregate of              shares of
     Trecom Class A Common Stock and the aggregate amount of the
     Compensation Element related to such shares is $          .

2. Stockholder hereby authorizes Amdahl to retain from the Merger Consideration due such Stockholder under the Merger Agreement upon the closing of the Merger, on behalf of Trecom and for the sole purpose of satisfying income and employment tax withholding obligations relating to the Compensation Element of the shares of Trecom Class A Common Stock purchased by such Stockholder, all amounts necessary to satisfy such income and employment tax withholding obligations, including obligations relating to federal income tax, state income tax, FICA and medicare.

     IN WITNESS WHEREOF, the undersigned has hereunder executed this Agreement as of the date first written above.



- ------------------------